                                                                  RULE 424(b)(3)
                                                      REGISTRATION NO. 333-86976

                              PROSPECTUS SUPPLEMENT
                             DATED FEBRUARY 27, 2003
                       TO PROSPECTUS DATED APRIL 25, 2002

                              ---------------------

               THE PROSPECTUS DATED APRIL 25, 2002 FOR THE QUIGLEY
         CORPORATION (THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

            This   Supplement  to  the   Prospectus   dated  February  27,  2003
("Supplement"),  supplements  that certain  Prospectus dated April 25, 2002 (the
"Prospectus") and should be read in conjunction with such Prospectus.

            The Company has extended the expiration date ("Expiration  Date") of the warrants  issued to Forrester  Financial,  LLC (the  "Warrants") to purchase common stock, par value $.0005 per share, of the Company from 5:30 p.m. New York time on March 7, 2003 to 5:30 p.m. New York time on March 7, 2004.

            The party listed below (the "Transferor"), which is listed herein as a Selling  Stockholder,  has assigned and  transferred to the party listed below
(the  "Transferee")  Warrants to purchase the number of shares of the  Company's common stock set forth opposite its name below.

                                                     Number of Shares of Common
                                                    Stock Issuable Upon Exercise
Name of Transferor                                            of Warrants
------------------                                  ----------------------------
Forrester Financial                                         250,000

            The following table sets forth certain  information  with respect to the Transferee and shall be added to the Selling Stockholders table beginning on page 13 of the prospectus. The Transferee is not an affiliate of the Company nor has it had a material relationship with the Company during the past three years.

                          No. of Shares
                         of Common Stock
                           Beneficially        No. of
                        Owned at February      Shares        Shares Beneficially Owned
Name                      2, 2003 (1)        Offered (1)          After Offering (2)
----                      -----------        -----------     -----------------------

Gold Fund Ltd., LLC           0                250,000          0            *
     * Less than 1%.
----------------
(1)  Consists  solely of Common Stock issuable to the Selling  Stockholder  upon the exercise of currently exercisable warrants to purchase shares of Common
     Stock at an exercise price of $11.50 per share.
(2)  Assumes that all Common Stock offered by the Selling Stockholder is sold.